Exhibit 3.1

USE BLACK INK ONLY -- DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For  Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock

1. Name of corporation:

Intellicell Biosciences, Inc

2. The articles have been amended as follows: (provide article numbers, if available)

Article II is hereby amended and supplemented in its entirety as follows:

Article II

The amount of total authorized capital stock which the Corporation shall have the authority to issue is 1,500,000,000 shares of common stock, each with $0.001 par value,  and 1,000,000 shares of preferred stock, each with $0.01 par value. To the fullest extent permitted by the laws of the State of Nevada. as the same now exists or may hereafter be amended and supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class of capital stock of the Corporation as shall be expressed in the resolution of resolutions providing for the issue of such stock adopted  by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 50.4%

4, Effective date and tirne of filing: (optional)  Date: ______________________  Time:________________
(must not be later than 90 days after the certification is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 11-27-13